77Q1 - Other Exhibits

77Q1e - Interim Subadvisory Agreement between Virtus Investment
Advisers, Inc. and Kleinwort Benson Investors International,
Ltd., effective as of January 13, 2016, filed via EDGAR herewith.

77Q1e(1) - Twenty-Third Amendment to the Investment Advisory
Agreement, by and between the Registrant and Virtus Investment
Advisers, Inc., effective as of February 8, 2016, filed via
EDGAR herewith.